As filed with the Securities and Exchange Commission on December 2, 2024

 Registration No. 333-254244
Registration No. 333-263272
Registration No. 333-270236
Registration No. 333-277862

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254244
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263272
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270236
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277862

UNDER
THE SECURITIES ACT OF 1933

Longboard Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	84-5009619
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4275 Executive Square, Suite 950
La Jolla, California 92037
(Address of Principal Executive Offices)

2020 Equity Incentive Plan
2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
(Full titles of the plans)

Thomas Gibbs
President
Longboard Pharmaceuticals, Inc.
4275 Executive Square, Suite 950
La Jolla, California 92037
(858) 789-9283
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Alan Zoccollilo, Esq.
Piotr Korzynski, Esq.
Baker & McKenzie LLP
452 Fifth Avenue
New York, New York 10018
(212) 626-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

 DEREGISTRATION OF SECURITIES

Longboard Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s voting common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•
Registration File No. 333-254244, filed with the SEC on March 12, 2021, registering 1,067,533 shares of Common Stock underlying outstanding stock options and other stock awards granted under the Company’s 2020 Equity Incentive Plan issuable under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), 1,655,766 shares of Common Stock issuable under the 2021 Plan, 110,933 shares of Common Stock issuable upon the exercise of outstanding stock options granted under the 2021 Plan, and 353,339 shares of Common Stock issuable under the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”);

•
Registration File No. 333-263272, filed with the SEC on March 3, 2022, registering 860,767 shares of Common Stock issuable under the 2021 Plan and 172,153 shares of Common Stock issuable under the 2021 ESPP;

•
Registration File No. 333-270236, filed with the SEC on March 2, 2023, registering 860,767 shares of Common Stock issuable under the 2021 Plan and 172,153 shares of Common Stock issuable under the 2021 ESPP; and

•
Registration File No. 333-277862, filed with the SEC on March 12, 2024, registering 1,225,862 shares of Common Stock issuable under the 2021 Plan, 1,000,000 shares of Common Stock issuable under the 2021 Plan as inducement grants, and 245,172 shares of Common Stock issuable under the 2021 ESPP.

On December 2, 2024, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 14, 2024, among the Company, H. Lundbeck A/S, a Danish aktieselskab (“Parent”), Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Payor”), and Langkawi Corporation, a Delaware corporation and a direct wholly owned subsidiary of Payor (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving the merger as a direct wholly owned subsidiary of Payor (the “Merger”).

In connection with the Merger, and by filing these Post-Effective Amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, by filing this Post-Effective Amendment, the Company hereby removes from registration any and all securities of the Company registered for issuance under the Registration Statements that remain unsold or otherwise unissued under the Registration Statements as of the date hereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on December 2, 2024.

LONGBOARD PHARMACEUTICALS, INC.

By:	/s/ Thomas Gibbs
Thomas Gibbs
President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.